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NEWS RELEASE

Contact:       Kevin Flanagan
               PICTURETEL CORPORATION
               (508) 292-5178
               flanagank@pictel.com

        PICTURETEL NAMES DOM LACAVA PRESIDENT AND CHIEF OPERATING OFFICER


          LACAVA WILL WORK WITH PICTURETEL CHAIRMAN AND CEO NORMAN GAUT
                    TO RUN VIDEOCONFERENCING INDUSTRY LEADER


ANDOVER, Mass. -- JANUARY 13, 1997 -- PictureTel Corporation (NASDAQ: PCTL), the global leader in videoconferencing and multimedia collaboration, today announced the promotion of Dom LaCava to the position of president and chief operating officer. LaCava will continue to report to Dr. Norman E. Gaut, who will remain chairman and chief executive officer of PictureTel.

         LaCava joined PictureTel in 1993 as vice president of the company's new Personal Systems Division. He successfully directed PictureTel's entry into desktop videoconferencing and the company quickly became a leader in this important market segment. In 1996, LaCava was promoted to vice president of the newly created Enterprise Systems Group (ESG), which combined PictureTel's industry-leading Group Systems Division and Operations organizations with the desktop business he had built. Later that year the company's Network Systems Division became part of ESG, which gave LaCava responsibility for developing, manufacturing and marketing the full range of PictureTel products.

         In his new position, LaCava will continue all of his current duties and he also will manage the company's sales, service and marketing organizations.

         "PictureTel has become the global leader in our industry by ensuring that we are organized to meet the changing needs of our customers," said Norman Gaut. "Over the past several years, Dom LaCava has time and again demonstrated his expertise in driving the